Exhibit M-2

[Yulchon Letterhead]

April 23, 2010

The Export-Import Bank of Korea

16-1, Youido-dong

Youngdeungpo-ku, Seoul

Republic of Korea

Ladies and Gentlemen:

We have acted as Korean counsel for The Export-Import Bank of Korea (the “Issuer”), a statutory juridical entity established pursuant to the Export-Import Bank of Korea Act (the “KEXIM Act”) and validly existing under the laws of the Republic of Korea (“Korea”) in connection with the Issuer’s offering pursuant to a registration statement under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) when it became effective (the “Registration Statement”) of (i) the Issuer’s debt securities in the aggregate principal amount up to US$5,000,000,000 (the “Notes”), to be issued under the Fiscal Agency Agreement dated August 1, 1991 and made by the Issuer and the Fiscal Agent (the “Fiscal Agent”) named therein (the “Fiscal Agency Agreement”) and (ii) any guarantee by Korea of the Notes (the “Guarantee”).

We have reviewed the originals or copies, certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed (i) the genuineness of all signatures, the legal capacity of natural persons, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies, and (iv) the aggregate principal amount of Notes issued by the Issuer to not exceed thirty (30) times its shareholders’ capital and reserves as stipulated in the KEXIM Act. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Issuer.

In addition, and without prejudice to the generality of the immediately preceding paragraph, in arriving at the opinion expressed below, we have reviewed the following specific documents relating to the Notes:

(a)	the Registration Statement;

(b)	the form of Prospectus contained in the Registration Statement (the “Prospectus”);

(c)	an executed copy of the Fiscal Agency Agreement;

(d)	the form of the Guarantee;

(e)	a copy of the Issuer’s articles of incorporation as last amended on, and in effect from, December 4, 2009;

(f)	a copy of the commercial registry extracts relating to the Issuer dated April 21, 2010;

(g)	a copy of the minutes of the meeting of the Board of Directors of the Issuer held on November 16, 2009; and

(h)	a copy of the selected page of the Issuer’s internal regulations regarding allocation of approval authority of the Issuer.

As to any other matters of fact material to the opinion expressed herein, we have made no independent inquiry and have relied solely upon the certificates or oral or written statements of officers and other representatives of the Issuer.

We are admitted to practice law in Korea, and the legal opinions provided herein are confined to and given on the basis of the laws of Korea in effect as at the date hereof. We do not represent ourselves to be familiar with the laws of any jurisdiction other than Korea, and we do not pass upon nor express any opinion in respect of those matters that are governed by or construed in accordance with any of such laws.

Based upon the foregoing, and subject to further qualifications set forth below, we are of the opinion that:

(a)	The Issuer is a statutory juridical entity established under the KEXIM Act and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming a part of the Registration Statement;

(b)	The Fiscal Agency Agreement has been duly authorized and executed by the Issuer;

(c)	The statements in the Prospectus concerning matters of Korean law (except for the financial statements and related schedules and other financial and statistical data contained therein as to which we express no opinion) are accurate and up-to-date as of the date hereof in all material respects;

(d)	When the Notes are duly authorized by all necessary actions by the Issuer and issued by the Issuer as contemplated in the Registration Statement and have been duly paid for by the purchasers thereof, the Notes will constitute legal, valid, binding and enforceable obligations of the Issuer; and

(e)	When the Guarantee is duly authorized and approved by all necessary actions by Korea and the Issuer in accordance with the KEXIM Act, the State Finance Act, and the State Guarantee Obligation Management Rule, as may be amended from time to time, the Guarantee will constitute legal, valid, binding and enforceable obligations of Korea.

Our opinion is subject to the following reservations and qualifications that obligations and enforcement thereof may be limited or affected generally by (i) the bankruptcy, insolvency, liquidation, rehabilitation or the restructuring of the Issuer pursuant to the laws of Korea now in force or subsequently enacted which generally affect the enforcement of creditors’ rights, (ii) the order of the President of Korea under the internal turmoil, external menace, natural calamity or a grave financial or economic crisis under the Constitution of the Korea, (iii) the restrictions of the Minister of Strategy and Finance (the “MOSF”), such as the suspension of payments or imposing of the obligation to obtain prior approval of the MOSF for the foreign exchange transactions, under emergency circumstances including, but not limited to, severe and sudden changes in domestic or overseas circumstances, extreme difficulty in stabilizing the balance of payments and a substantial disturbance in the Korean financial and capital markets, and (iv) the general principles of good morals and public order as provided in the Civil Code of Korea. In addition, Korea’s payment under the Guarantee will be postponed if the Korean Government’s expenditure budgets at the time of payment do not allow for such payment. In such a case, the approval of the National Assembly of Korea to the revised expenditure budgets bills which adopt outstanding payment under the Guarantee will be necessary.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. This opinion is given with respect to the laws of Korea as currently in effect and we do not pass upon and we express no opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Korea.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the Commission thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Very truly yours,

Yulchon